As filed with the Securities and Exchange Commission on January 6, 2022.
Registration No. 333-88228

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-88228
UNDER THE SECURITIES ACT OF 1933

STERLING CONSTRUCTION COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	25-1655321
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 Hughes Landing Blvd. The Woodlands, Texas 77380

(Address, including zip code, of registrants’ principal executive offices)

2001 Stock Incentive Plan
(Full title of the plans)

Mark D. Wolf
General Counsel, Chief Compliance Officer and Corporate Secretary
1800 Hughes Landing Blvd.
The Woodlands, Texas 77380
(281) 214-0777
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copy to:
Kelly Simoneaux
Jones Walker LLP
201 St. Charles Avenue, Suite 5100
New Orleans, Louisiana 70170-5100
(504) 582-8000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the below listed Registration Statement on Form S-8 (the “Prior Registration Statement”) of Sterling Construction Company, Inc. (the “Registrant”) is being filed to terminate all offerings under the Prior Registration Statement and deregister any and all securities that remain unsold pursuant to the Prior Registration Statement.

1.Registration Statement on Form S-8, File No. 333-88228, filed with the Securities and Exchange Commission on May 14, 2002, registering the offer and sale of 500,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the Registrant’s 2001 Stock Incentive Plan.

DEREGISTRATION OF UNSOLD SECURITIES

The Registrant has terminated all offerings of its securities pursuant to the Prior Registration Statement and is no longer issuing securities under the above-named plan. In accordance with an undertaking made by the Registrant in the Prior Registration Statement to remove from registration by means of a post-effective amendment any securities registered under the Prior Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any securities registered under the Prior Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on January 6, 2022.

STERLING CONSTRUCTION COMPANY, INC.

By:	/s/ Mark D. Wolf
Mark D. Wolf
General Counsel, Chief Compliance Officer and Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.